                                                                      Exhibit 21


                         SUBSIDIARIES OF THE REGISTRANT

                                                        PERCENTAGE
                                                         OF VOTING
                                    JURISDICTION OF     STOCK OWNED
NAME OF CORPORATION                  INCORPORATION   BY SHOLODGE, INC.

Two Seventeen, Inc.                     Tennessee           100%
MOBAT, Inc.                             Tennessee           100%
Shoney's Inn of Lebanon, Inc.           Tennessee           100%

Shoney's Inn, Inc.                      Tennessee           100%

Nashville Air Associates, Inc.          Tennessee           100%

Security Financial Corporation          Tennessee           100%

Moore and Associates, Inc.              Tennessee           100%

Virginia Inns, Inc.                     Tennessee           100%

Airport Inn, Inc.                       Tennessee           100%

ShoLodge Franchise Systems, Inc.        Tennessee           100%

Sunshine Inns, Inc.                     Tennessee           100%

Inn Partners, Inc.                      Tennessee           100%

LAFLA Inn, Inc.                         Tennessee           100%

Midwest Inns, Inc.                      Tennessee           100%

Southeast Texas Inns, Inc.              Tennessee           100%

The Hotel Group, Inc.                   Kansas              100%(1)

Delaware Inns, Inc.                     Tennessee           100%

Carolina Inns, Inc.                     Tennessee           100%

Alabama Lodging Corporation             Tennessee           100%

Far West Inns, Inc.                     Tennessee           100%

ShoLodge Beverage Corporation           Texas               100%(2)

Suite Tenant, Inc.                      Tennessee           100%

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(1) Through Midwest Inns, Inc.

(2) Through Southeast Texas Inns, Inc.